Exhibit 99.1

Olympic Steel Reports Fourth-Quarter and Full-Year 2020 Results

Continued operational discipline, combined with improved market conditions, generates stronger profitability in the quarter

Debt declines to a four-year low and loan availability surpasses pre-pandemic levels

CLEVELAND--(BUSINESS WIRE)--February 25, 2021--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three and 12 months ended December 31, 2020.

Fourth-Quarter Results

Net income for the fourth quarter totaled $1.8 million, or $0.16 per diluted share, compared with a net loss of $0.9 million, or $0.08 per diluted share, in the fourth quarter of 2019. The results include $0.4 million of LIFO pre-tax income in the fourth quarter of 2020, compared with $2.4 million of LIFO pre-tax income in the same period a year ago. Adjusted EBITDA for the fourth quarter of 2020 was $9.9 million, compared with $3.4 million in the fourth quarter of 2019.

Sales for the fourth quarter of 2020 totaled $332 million, compared with $320 million in the fourth quarter of 2019. The increase in sales was the result of a 3% increase in consolidated volumes compared with the fourth quarter of the prior year.

Full-Year Results

Net loss for 2020 totaled $5.6 million, or $0.49 per diluted share, compared with net income of $3.9 million, or $0.34 per diluted share, in 2019. The results include $1.5 million of LIFO income in 2020, compared with $3.7 million of LIFO income in 2019. Sales for 2020 totaled $1.2 billion, compared with $1.6 billion in 2019.

The impact of LIFO and the reconciliation of Adjusted Net Income Per Diluted Share and Adjusted EBITDA to the most directly comparable GAAP measures are included below.

“Olympic Steel delivered its strongest performance of the year in the fourth quarter of 2020, which is a true testament to the hard work and resilience of our entire team,” said Richard T. Marabito, Chief Executive Officer. “We are proud to finish this unprecedented year on a high note by delivering improved profitability while safely operating as an essential business.”

Marabito continued, “Market dynamics became increasingly favorable throughout the fourth quarter, as shipping volumes approached pre-pandemic levels and metals prices rose, driving sales increases across all three of our segments. At the same time, we maintained the disciplines enacted early in the pandemic, including operating expense reductions, improved inventory turns and reduction of debt to a four-year low, all of which contributed to the successful fourth quarter. In addition, we continue to execute on our strategy to profitably grow and reduce cyclicality, with the successful December 2020 acquisition of Action Stainless & Alloys, Inc., which brings a talented team, additional product offerings and an expanded geographic footprint, including Texas, Missouri and Arkansas, to grow our specialty metals business.”

Marabito concluded, “We enter 2021 with optimism and momentum as market conditions are favorable and metal prices have reached all-time highs. We will stay vigilant in our operational discipline to capitalize on efficiencies and operate with flexibility in the face of the ongoing pandemic, the recovering economy and changing industry dynamics. Looking forward, we believe we are in an excellent position to drive significantly higher profitability in the first quarter of 2021, while executing on our long-term strategy to further diversify our business through both investing in higher-return growth opportunities and through additional acquisitions.”

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net income (loss) per diluted share (GAAP):	$0.16	$(0.08)	$(0.49)	$0.34

Excluding the following items:
LIFO income	(0.02)	(0.15)	(0.09)	(0.23)
Restructuring and other charges:
Net loss on sale of assets	-	-	0.13	-
Mexico facility exit	-	-	0.05	-
COVID-related severance and bad debt expense	-	-	0.03	-

Adjusted net income (loss) per diluted share (non-GAAP):	$0.14	$(0.23)	$(0.37)	$0.11
Reconciliation of Net Income to EBITDA (in thousands) The following table reconciles EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net income (loss) (GAAP):	$1,786	$(890)	$(5,595)	$3,856

Excluding the following items:
Foreign exchange (income) loss included in net Income	5	(1)	73	32
Interest and other expenses on debt	1,588	2,304	7,411	11,289
Income tax provision (benefit)	1,991	(398)	(1,316)	1,433
Depreciation and amortization	4,923	4,821	19,490	19,030
Earnings before interest, taxes, depreciation and amortization (EBITDA)	10,293	5,836	20,063	35,640
LIFO Income	(417)	(2,419)	(1,517)	(3,669)
Restructuring and other charges:
Net loss on sale of assets	-	-	2,109	-
Mexico facility exit	-	-	900	-
COVID-related severance and bad debt expense	-	-	577	-
Adjusted EBITDA (non-GAAP)	$9,876	$3,417	$22,132	$31,971

Conference Call and Webcast

A simulcast of Olympic Steel’s 2020 fourth-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 9 a.m. ET on February 25, 2021, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks associated with the novel coronavirus, or COVID-19, pandemic, including, but not limited to supply chain disruptions and customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions, including legislation passed under the new administration; competitive factors such as the availability, global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or addition of additional capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability and rising costs of transportation and logistical services; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 36 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195

Olympic Steel, Inc. Consolidated Statements of Net Income (in thousands, except per-share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019

Net sales	$331,547	$319,740	$1,234,144	$1,579,040

Costs and expenses
Cost of materials sold (excludes items shown separately below)	260,373	251,130	979,099	1,280,110
Warehouse and processing	20,918	23,519	83,091	99,457
Administrative and general	18,874	18,786	71,451	76,863
Distribution	11,595	10,989	44,728	48,159
Selling	7,187	7,080	26,050	28,839
Occupancy	2,307	2,400	9,662	9,972
Depreciation	4,514	4,475	17,936	17,686
Amortization	409	346	1,554	1,344

Total costs and expenses	326,177	318,725	1,233,571	1,562,430

Operating income	5,370	1,015	573	16,610

Other income (loss), net	(5)	1	(73)	(32)

Income before financing costs and income taxes	5,365	1,016	500	16,578

Interest and other expense on debt	1,588	2,304	7,411	11,289

Income (loss) before income taxes	3,777	(1,288)	(6,911)	5,289

Income tax provision (benefit)	1,991	(398)	(1,316)	1,433

Net income (loss)	$1,786	$(890)	$(5,595)	$3,856

Earnings per share:

Net income (loss) per share - basic	$0.16	$(0.08)	$(0.49)	$0.34

Weighted average shares outstanding - basic	11,451	11,416	11,447	11,509

Net income (loss) per share - diluted	$0.16	$(0.08)	$(0.49)	$0.34

Weighted average shares outstanding - diluted	11,475	11,416	11,447	11,509

Olympic Steel, Inc. Balance Sheets (in thousands)

	As of December 31, 2020	As of December 31, 2019
Assets

Cash and cash equivalents	$5,533	$5,742
Accounts receivable, net	151,601	133,572
Inventories, net (includes LIFO debits of $2,115 and $598 as of December 31, 2020 and 2019 respectively)	240,001	273,531
Prepaid expenses and other	5,069	6,997

Total current assets	402,204	419,842

Property and equipment, at cost	434,579	417,124
Accumulated depreciation	(277,379)	(260,331)

Net property and equipment	157,200	156,793

Goodwill	5,123	3,423
Intangible assets, net	32,593	29,259
Other long-term assets	18,131	14,439
Right of use asset, net	25,354	25,799

Total assets	$640,605	$649,555

Liabilities

Accounts payable	$87,291	$69,452
Accrued payroll	10,985	13,196
Other accrued liabilities	22,869	12,958
Current portion of lease liabilities	5,580	5,481

Total current liabilities	126,725	101,087

Credit facility revolver	160,609	192,925
Other long-term liabilities	22,478	14,511
Deferred income taxes	9,818	12,262
Lease liabilities	19,965	20,418

Total liabilities	339,595	341,203

Shareholders' Equity

Preferred stock	-	-
Common stock	132,382	131,647
Treasury stock	-	(335)
Accumulated other comprehensive loss	(4,215)	(2,281)
Retained earnings	172,843	179,321

Total shareholders' equity	301,010	308,352

Total liabilities and shareholders' equity	$640,605	$649,555

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended December 31.
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	225,576	221,446	34,031	30,439	N/A	N/A

Net sales	$178,547	$176,982	$89,303	$81,916	$63,697	$60,842
Average selling price per ton	791.52	799.21	2,624.17	2,691.15	N/A	N/A
Cost of materials sold	138,881	141,172	75,326	68,795	46,166	41,163
Gross profit	39,666	35,810	13,977	13,121	17,531	19,679
Operating expenses	37,577	40,230	9,485	9,072	15,786	15,625
Operating income (loss)	$2,089	$(4,420)	$4,492	$4,049	$1,745	$4,054

Depreciation and amortization	$3,009	$3,000	$494	$427	$1,402	$1,352

	Twelve Months Ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	897,709	1,010,340	126,673	141,828	N/A	N/A

Net sales	$690,273	$926,903	$313,190	$363,634	$230,681	$288,503
Average selling price per ton	768.93	917.42	2,472.43	2,563.91	N/A	N/A
Cost of materials sold	551,788	763,549	266,434	310,931	160,877	205,630
Gross profit	138,485	163,354	46,756	52,703	69,804	82,873
Operating expenses	148,774	168,377	35,090	38,382	60,785	64,266
Operating income (loss)	$(10,289)	$(5,023)	$11,666	$14,321	$9,019	$18,607

Depreciation and amortization	$11,941	$11,624	$1,951	$1,830	$5,478	$5,408

	As of December 31, 2020	As of December 31, 2019
Assets
Flat-products	$404,269	$432,566
Tubular and pipe products	235,516	215,841
Corporate	820	1,148
Total assets	$640,605	$649,555

Other Information (in thousands except per-share and ratio data)

(in thousands except per share data)	As of December 31, 2020	As of December 31, 2019
Shareholders' equity per share	$27.18	$28.04

Debt to equity ratio	0.53 to 1	0.63 to 1

	Twelve Months Ended December 31,
	2020	2019

Net cash from (used for) operating activities	$61,652	$129,621

Cash dividends per share	$0.08	$0.08

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com